Exhibit (e)(29)

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

Amendment No. 1 (“Amendment”) to the Employment Agreement between:

Dr. Pisit Pitukcheewanont (“Executive”), an individual; and

Lumos Pharma, Inc. (“Company”), a Delaware corporation with an office at 4200 Marathon Suite 200 Austin, Texas 78756.

WHEREAS

1.	The Parties entered into an Employment Agreement, dated May 9, 2022 (“Agreement”);

2.	Section 13(b) of the Agreement provides that the Agreement may not be amended, modified, or expanded, except by a writing executed by each of the Parties; and

3.	The Parties hereto desire to make certain changes to the Agreement, as set forth below.

Accordingly, the parties agree as follows:

1.	Definitions. Terms defined in this Amendment have their assigned meanings. Capitalized terms used in this Amendment without definition have the meanings assigned to them in the Agreement.

2.	Changes. As of the Amendment Date (defined below), the Agreement is amended as follows:

a.	Section 1 of the Agreement is hereby deleted in its entirety and replaced with the following:

i.

The Company will employ Executive and Executive shall serve the Company in the capacity of Senior Vice President, Global Clinical Development and Medical Affairs (“Sr. VP, Global Clinical Development & Medical Affairs”).

b.	Section 2 of the Agreement is hereby amended by omitting CMO from Executive’s organizational reporting relationship and replacing CMO with Chief Executive Officer (“CEO”).

c.	Section 4 of the Agreement is amended by increasing the Base Salary to $415,000.00 per year. The term “Base Salary” in the Agreement shall mean $415,000.00 per year.

d.	Section 5 of the Agreement is hereby amended by:

i.	increasing the Bonus Target to 35%, and as a result, the term “Bonus Target” in the Agreement shall mean 35% of Executive’s Base Salary; and

ii.	for the fiscal year 2023 only, Company will pro-rate the Bonus according to the Amendment Date and the number of days remaining in such fiscal year.

e.	Section 6(c) of the Agreement is hereby amended by adding the following equity awards:

i.	25,500 options to purchase Company common stock, and

ii.	4,500 Restricted Stock Units

The equity awards in Sections 2.e.i. and ii. are subject to Board (or a designated committee thereof) approval, the applicable vesting schedule, and all other terms, conditions and limitations applicable to such options and Restricted Stock Units as set forth in the Equity Plan and in the applicable Stock Award Agreements (as defined in the Equity Plan) approved by the Board or a designated committee thereof, as applicable, and entered into between the Company and Executive. Executive may receive additional equity grants from time to time, in the sole discretion of the Board or a designated committee thereof.

3.

Continuation of the Existing Agreement. This Amendment shall modify and amend the Agreement to the extent, and only to the extent, expressly set forth herein (it being the intent of the Parties that all of the terms and provisions of the Agreement that are not expressly amended or modified hereunder shall be unaltered and shall remain in full force and effect and that the execution, delivery and performance of this Amendment shall not operate as a waiver of or consent to any past, present or future breach of any provision of the Agreement). From and after the Amendment Date, all references in the Agreement to “this Agreement,” “herein,” “hereunder,” and words of like import shall mean and refer to the Agreement as amended hereby.

4.

Amendment Date and Signatures. This Amendment shall become effective on June 29, 2023 (“Amendment Date”). If the parties execute this Amendment by exchange of electronically signed copies or scanned signed copies, the parties agree that upon being signed by both parties, this Amendment shall be considered executed and binding and that scanned and/or electronic signatures will constitute evidence of the existence of this Amendment.

[Signature Page Follows]

LUMOS PHARMA, INC.		EXECUTIVE

By:	/s/ Rich Hawkins	By:	/s/ Dr. Pisit Pitukcheewanont
Name: Rick Hawkins		Name: Dr. Pisit Pitukcheewanont
Title: CEO and Chairman		Title: Sr. VP, Global Clinical Development & Medical Affairs
Date: 7/10/2023		Date: 7/10/2023